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                                                                   EXHIBIT 10.13


                               INTERCOMPANY NOTE

$3,585,000                                                        June 27, 1997

          FOR VALUE RECEIVED, Let's Talk Cellular & Wireless, Inc., a Florida corporation ("Maker" or "LTC"), promises to pay to Texas Cellular Partners, L.P., a Delaware limited partnership ("Payee" or "TCP"), the principal sum of up to THREE MILLION FIVE HUNDRED EIGHTY-FIVE THOUSAND DOLLARS ($3,585,000), together with interest thereon at the rates hereinafter provided.

          Section 1. Interest. Interest shall accrue on the principal amount of this Note from time to time outstanding at the rate of eight percent (8%) per annum, provided, however, that if at the end of any calendar year, LTC has not completed an initial public offering of its common stock, which yields proceeds (net of all expenses, including underwriting fees and commissions, of at least $20.0 million (a "Qualified IPO") and LTC's and TCP's combined Indebtedness exceeds 3.5 times their combined EBITDA (as defined below), interest shall accrue on the principal amount of this Note from time to time outstanding at the rate of twelve percent (12%) per annum until LTC's Indebtedness is reduced below such threshold (the "Interest Rate"). Interest shall be payable in quarterly installments on the last day of each fiscal quarter following the date of this Note commencing July 31, 1997, based on a three hundred sixty-five
(365) day year for actual number of days elapsed.

          Section 2. Payment. The principal amount of this Note shall be due and payable as follows: (i) $750,000 shall be payable on March 15, 1999 in the event the Adjusted EBIT (as defined below) for the year ended December 31, 1998 for Telephone Warehouse, Inc., a Delaware corporation ("TWI"), and National Cellular, Incorporated, a Texas corporation ("NCI" and collectively with TWI, the "Companies"), equals or exceeds $5,000,000, (ii) $835,000 shall also be payable on March 15, 1999 in the event the Adjusted EBIT for the year ended December 31, 1998 for the Companies equals or exceeds $7,000,000, and (iii) $2,000,000 shall be payable on the earlier of (i) the second anniversary of the closing of a Qualified IPO, or (ii) March 15, 2002.

          Section 3. Method of Payment. Payments of principal, interest and other amounts due hereunder shall be made in lawful money of the United States of America by (a) in the case of payments of principal, wire transfer of immediately available funds to the account of Payee in the United States designated in the records maintained by Maker, and (b) in the case of interest and any and all other payments, company check to Payee at the address set forth in Maker's records unless and until Payee provides written notice to Maker to the contrary.

          Section 4. Default Interest. If any installment of interest, or the principal amount hereof, is not paid within fifteen (15) days after the due date thereof, interest shall accrue on such unpaid amount at a default rate equal to the lesser of (a) twelve percent (12%) per annum or

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(b) the highest rate permitted under applicable law, until such amount is paid in full, (the "Default Rate").

          Section 5. Prepayment. Subject to the provisions of the Credit Agreement (as defined below), this Note may be prepaid in whole or in part at any time without prepayment premium or penalty.

          Section 6. Defaults and Remedies.

                 6.1 Events of Default. Any one or more of the following shall constitute an Event of Default hereunder: (a) default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise after five (5) days notice of such failure from Payee; (b) Maker shall fail to pay within ten (10) days following the due date any installment of interest of the principal amount hereof; (c) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or be generally unable to pay its debts as such debts become due; (d) an involuntary case or other proceeding shall be commenced against Maker seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or an order for relief shall be entered against Maker under the federal bankruptcy laws or the laws of the jurisdiction of organization of Maker as now or hereafter in effect, and such involuntary case or other proceeding or order shall remain undismissed or unstayed for a period of sixty
(60) days, and if stayed, such involuntary case or other proceeding or order shall be dismissed upon termination of such stay; (e) default shall be made in the performance or observance of any other covenant, agreement or condition contained herein and such default shall have continued for a period of thirty
(30) days after such default shall first have become known to Maker; (f) any representation or warranty made by Maker in this Note or pursuant hereto or in connection with any provision hereof shall be false or incorrect in any material respect on the date as of which made and shall not have been cured within thirty (30) days of notice thereof; or (g) a Change in Control of Maker shall occur.

                 6.2 Acceleration. If (a) an Event of Default shall occur pursuant to Sections 6.1(c) or (d), the principal of, and accrued interest on, and all other amounts due under this Note shall become immediately due and payable, and (b) any other Event of Default shall occur, the principal of, and accrued interest on, and all other amounts due under, this Note shall become due and payable upon notice by Payee to Maker; provided that if the Credit Agreement is in effect at such time, such notice shall not become effective until at least ten (10) days' prior notice by Payee to the Agent under the Credit Agreement.


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                 6.3 Waiver of Presentment, Etc. Maker hereby waives
presentment, demand, protest or notice of any kind in connection with this Note.

         Section 7. Subordination to Senior Debt. Maker and Payee agree for the benefit of the Senior Debt (as defined in the Subordination Agreement) that all indebtedness evidenced by this Note, including principal, premium, if any, and interest, and all other amounts payable to Payee hereunder (including, for all purposes of this Note, any payment in respect of redemption or purchase or other acquisition hereof) (collectively, the "Subordinated Debt") shall, to the extent set forth in the Amended and Restated Subordination Agreement dated as
of December 31, 1996 as amended and restated as of June   , 1997 by and among
Maker, Payee and NationsCredit Commercial Corporation, as amended from time to time (the "Subordination Agreement"), be subordinate and junior to all Senior Debt.

         Section 8. Definitions. The following terms, as used herein, have the following respective meanings:

                 Adjusted EBIT means the combined net income of TWI and NCI determined in accordance with generally accepted accounting principles ("GAAP"), applied consistently with past practices of the Companies (collectively, "Net Income") plus or minus, as applicable, the following (to the extent included in the calculation of Net Income):

                       (1) interest expense;

                       (2) income taxes;

                       (3) depreciation and amortization;

                       (4) any allocations of overhead or general and administrative expenses or fees payable by the Companies to any of their affiliates (excluding management fees payable by TWI to an affiliate, not to exceed, in the aggregate, $350,000 in any calendar year);

                       (5) any extraordinary loss (and minus any extraordinary gain);

                       (6) any loss or expense resulting from a change in the accounting methods of the Companies or their subsidiaries, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Companies in their audited financial statements for fiscal year 1996 (and minus any gain or income resulting from a change in the accounting methods of the Companies or its subsidiaries, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Companies in their audited financial statements for fiscal year 1996);

                     (7) any losses or expenses resulting from reserves or adjustments to reserves not consistent with past practices of the Companies (and minus any gains or income resulting from reserves or adjustments to reserves not consistent with past practices of the Companies); and


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                 (8) any payment of principal pursuant to this Note.

         Associate means any other person controlling or controlled by or under common control with such specified person. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing.

         Agent means (i) so long as the Credit Agreement is in effect, NationsCredit Commercial Corporation, in its capacity as agent for the Lenders party to the Credit Agreement or any successor or other Agent appointed pursuant to the Credit Agreement and (ii) if there is no Credit Agreement in effect, thereafter any agent designated as representative of holders of all other Senior Debt.

         Change of Control shall occur if HIG Capital Management, Inc., together with its Affiliates, ceases to have the right or the ability to elect a majority of the members of the governing body (i.e., the equivalent of the board of directors of a corporation) of Maker.

         Credit Agreement means the Credit Agreement dated as of December 30,
1996, as amended and restated as of June   , 1997, among Maker, LTC, the
Companies, the Lenders listed on the signature pages thereof and NationsCredit Commercial Corporation, as Agent, as the same may be amended, restated, modified, extended or supplemented from time to time in accordance with its terms and any successor financial institution credit agreement refinancing all or a portion of the Credit Agreement and designated by Maker as the Credit Agreement for purposes hereof.

         EBITDA means the consolidated net income of LTC determined in accordance with GAAP, applied consistently with past practices of LTC, plus or minus, as applicable, interest expense, income taxes, depreciation or amortization.

         Indebtedness means (a) any obligation for borrowed money, (b) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (c) any obligations secured by any lien in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation, (d) any lease obligation capitalized on Maker's books, (e) any guarantee with respect to Indebtedness (of the kind otherwise described in this definition) of another person and (f) obligations in respect of letters of credit, but Indebtedness shall not include the debt represented by this Note.

         Senior Debt means (a) the principal amount under the Credit Agreement and premium, if any, and interest thereon (including, without limitation, any interest (Post-Petition Interest) which accrues (or which would accrue but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Maker (whether or not such interest is allowed as a claim in such


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case, proceeding or other action)), and all Notes issued pursuant to, the
Credit Agreement, (b) any renewals, refinancings or extensions of any of the foregoing (or any portion thereof) (including Post-Petition Interest), and any increases in the foregoing and (c) all fees, expenses, indemnities and all other amounts payable by Maker thereunder or with respect thereto, including under any other Financing Document. Terms used in this definition that are not defined herein have the meaning specified in the Credit Agreement.

             Section 9. Miscellaneous.

                    9.1 No Waiver. It is expressly agreed that any waiver by Payee of any item or provision hereof or of any right, remedy or option under this Note shall not be controlling, nor shall it prevent or estop Payee from thereafter enforcing such term, provision, right, remedy or option in any other instance, and neither the failure or refusal of Payee to insist in any one or more instances upon the strict performance of this Note, nor the acceptance by Payee of any payment less than the amount then due hereunder, shall be construed as a waiver or relinquishment for the future of any such term or provision or the amount remaining due, but the same shall continue in full force and effect, it being understood and agreed that Payee's rights, remedies and options under this Note are and shall be cumulative and are in addition to all of the rights, remedies and options of Payee in law or in equity, or under any other agreement.

                    9.2 Savings Clause. If at any time the Interest Rate or Default Rate, together with all fees and charges, if any, contracted for, charged, received, taken or reserved by Payee in connection with this Note that may be treated as interest under applicable law (collectively, the "Charges"), computed over the full term of this Note, exceeds the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by Payee in accordance with the laws of the State of Texas from time to time in effect, except to the extent federal law permits Payee to contract for, charge or receive a greater amount of interest, due credit being given for all charges made in connection with this Note that may be treated as interest under applicable law, the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that upon any subsequent increase in the Maximum Rate from time to time, the interest charged on the unpaid principal amount of this Note shall remain equal to the Maximum Rate, and any subsequent reduction in the Interest Rate shall not reduce the rate borne by this Note, until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Interest Rate if the Interest Rate had at all times been in effect; and provided, further, that if at maturity or final payment of this Note the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Interest Rate had at all times been in effect, Maker agrees to pay Payee, to the extent allowed by the then applicable law, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been accrued on this Note if the Maximum Rate had at all times been in effect, and (ii) the amount of interest which would have accrued if the Interest Rate had at all times been in effect, and (b) the amount of interest actually accrued in accordance with the provisions of this Note.

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                      9.3 Amendments: Binding Effect. This Note may not be
changed or terminated orally. This Note shall be binding upon the successors, permitted assigns and legal representatives of Maker.

                      9.4 Assignment. Neither Maker nor Payee may assign its rights under this Note or any interest therein without the prior written consent of the other party and, until all the Senior Debt (as defined below) shall have been paid in full and all commitments to extend Senior Debt shall have been terminated, the Agent (as defined below).

                      9.5 Notices. All notices hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be delivered to Payee or Maker at its address set forth in the first paragraph of this Note (or at such other address as shall be specified by like notice to Payee, Maker and the Agent) and, so long as any Senior Debt shall remain outstanding, to:

                      NationsCredit Commercial Corporation
                      One Canterbury Green
                      Stamford, Connecticut 06912
                      Attn: Rebecca Carey
                      Telephone: 203-352-4000
                      Telecopy:  203-975-8267

All notices shall be deemed given as of the date when such notice is first delivered by hand or sent by telecopier (receipt confirmed, with a copy simultaneously mailed registered mail), one day after depositing for delivery, fee prepaid, with a Federal Express or similar overnight deliver service and five days after mailing, postage prepaid and properly addressed in the U.S. mails.

                      9.6 Governing Law. This Note shall be governed by, and the terms and provisions hereof and the rights and duties created hereby shall be interpreted, construed and enforced in accordance with, the laws of the State of Texas, without giving effect to conflicts of law provisions.

                      9.7 WAIVER OF JURY TRIAL. THE MAKER AND PAYEE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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         IN WITNESS WHEREOF, Maker has caused this Subordinated Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.


                                 LET'S TALK CELLULAR & WIRELESS, INC.



                                     By:/s/ Nicolas Molina
                                        ---------------------------
                                     Title: Chief Executive Officer



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